UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	February 10, 2015

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34631	26-0491904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 E Hillsdale Blvd, Suite 315, Foster City, CA	94404
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(650) 212-7620

not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2015 Mr. Shiqing Yue resigned as a member of the Board of Directors of Armco Metals Holdings, Inc. There were no disagreements between our company and Mr. Yue. On February 10, 2015 our Board of Directors appointment Mr. Weiping Shen to fill the vacancy on our Board created by Mr. Yue's resignation. Mr. Shen previously served as a member of our Board of Directors from May 2012 until November 2014. Following is biographical information for him:

Weiping Shen. Mr. Shen has been acting as the partner of Shanghai Milestone Assets Management Co., Ltd. since May 2011, where he is the chief researcher and has developed strict investment research practice systems and procedures. Prior to that, Mr. Shen was a TV show host, commenter and journalist with Shanghai Yicai Media Co., Ltd. from July 2003 to May 2011, during which time he hosted shows on the financial channel and was recognized as one of the "Top Ten Outstanding Young Chinese Financial Practitioners in Shanghai". Being a financial commenter and journalist at the financial channel, Mr. Shen has developed considerable experience in investment research and management and built-up a large network in the media industry and the capital market in China.

It is expected that Mr. Shen will be appointed to the Audit, Compensation and Nominating and Corporate Governance Committees of our Board. As compensation for his services as an independent director, he will be entitled to receive $ 16,500 during the balance of 2015, payable semiannually.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARMCO METALS HOLDINGS, INC.

Date: February 11, 2015	By: /s/ Kexuan Yao
Kexuan Yao, CEO and Chairman of the Board

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